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                                                                    EXHIBIT 99.1

 CONTACT: PHILLIP D. KRAMER
          EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          713/654-1414 OR 800/934-6083


FOR IMMEDIATE RELEASE

                     PLAINS RESOURCES ANNOUNCES INCREASE IN
                        UPSTREAM SPENDING PLANS FOR 2001

     (Houston-November 29, 2000) Plains Resources Inc. (AMEX:PLX) announced today that its Board of Directors had approved the Company's proposed capital plan for 2001. The Company's upstream plans call for spending approximately $120 million in 2001, excluding potential acquisitions. This amount is approximately 50% higher than 2000's estimated upstream capital expenditures of $80 million.

     Approximately $100 million or 85% of these capital expenditures are earmarked for exploitation projects in California. The 2001 capital program incorporates the results of various analyses and reservoir studies performed over the last few years, and includes the drilling and completion of approximately 217 total wells, including 56 injector wells. In addition, plans call for constructing a gas processing plant and a water processing plant at one of its fields in California to enable the Company to generate its own fuel supply and to dispose of produced water.

     Activities to be conducted in 2001 include a variety of primary, secondary and tertiary recovery projects that are anticipated to expand the Company's proved developed reserve base, offset normal production decline and generate a year-over-year production increase of approximately 10%. Due to the multi-year nature of many of the capital projects, the Company anticipates generating a comparable year-over-year production increase in 2002 even at a reduced level of capital spending.

     The Company has scheduled a conference call for Thursday, November 30, 2000, at 9:00 AM (Central) to discuss various aspects of its 2001 capital plans, and to provide guidance for 2001 for its upstream segment and its midstream pipeline, terminalling and marketing segment, which is conducted through Plains All American Pipeline, L.P. The Company also intends to discuss opportunities it anticipates for 2001. The call is being made available live to the public through the Internet and on a delayed basis through a telephonic replay. Instructions for accessing either method follow:

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WEBCAST INSTRUCTIONS:

     To access the Internet webcast, please go to the Company's website at www.plainsresources.com, choose "investor relations", then choose "conference calls". Following the live webcast, the call will be archived for a period of ninety (90) days on the Company's website.

TELEPHONIC REPLAY INSTRUCTIONS:

Call 800-428-6051 and enter PASSCODE ID# 144700

       The replay will be available beginning Thursday, November 30, 2000, at approximately 12:00 PM (Central) and continue until Monday, December 4, 2000, at 11:55 PM (Central).

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in Plains Resources' filings with the Securities and Exchange Commission.

     Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its majority ownership in Plains All American Pipeline, L.P., the Company is engaged in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. The Company is headquartered in Houston, Texas.

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